Exhibit 8.1

List of Subsidiaries

of

Mecox Lane Limited

(the “Registrant”)

Beneficially Owned Subsidiaries

Name of Company		Jurisdiction of Incorporation	Percentage of Attributable Equity Interests
1.	eMecoxLane Co., Ltd.	Cayman Islands	100%
2.	Rampage China Limited	Cayman Islands	80%
3.	Rampage China (Hong Kong) Limited	Hong Kong	80%
4.	Mecox Lane (Hong Kong) Limited	Hong Kong	100%
5.	eMecoxLane (Hong Kong) Co., Limited	Hong Kong	100%
6.	Shanghai Mecox Lane International Mailorder Co., Ltd. (PRC)	PRC	100%
7.	Mai Wang Information Technology (Shanghai) Co., Ltd. (PRC)	PRC	100%
8.	Mai Wang Trading (Shanghai) Co., Ltd.	PRC	100%
9.	Rampage Trading (Shanghai) Co., Ltd.	PRC	80%
10.	Mecox Lane Technology (China) Co., Limited	PRC	100%
11.	Mecox Lane E-Commerce (Shanghai) Co., Ltd.	PRC	100%

Affiliated Entities Consolidated in the Registrant’s Financial Statement

Name of Company		Jurisdiction of Incorporation
1.	Shanghai Rampage Shopping Co., Ltd.	PRC
2.	Shanghai Mecox Lane Shopping Co., Ltd.	PRC
3.	Hangzhou Mecox Lane Shopping Co., Ltd.	PRC
4.	Xi’an Mecox Lane Shopping Co., Ltd.	PRC
5.	Chengdu Mecox Lane Trade Co., Ltd.	PRC
6.	Beijing Mecox Lane Shopping Co., Ltd.	PRC
7.	Nanjing Mecox Lane Trade Co., Ltd.	PRC
8.	Chongqing Mecox Lane Shopping Co., Ltd.	PRC
9.	Jinan Mecox Lane Shopping Co., Ltd.	PRC
10.	Wuxi Mecox Lane Shopping Co., Ltd.	PRC
11.	Wuhan Mecox Lane Trade Co., Ltd.	PRC
12.	Shenzhen Mecox Lane Shopping Co., Ltd.	PRC
13.	Shenyang Mecox Lane Shopping Co., Ltd.	PRC
14.	Fuzhou Mecox Lane Shopping Co., Ltd.	PRC
15.	Dalian Mecox Lane Shopping Co., Ltd.	PRC
16.	Guangzhou Mecox Lane Trade Co., Ltd.	PRC
17.	Tianjin Mecox Lane Stores Co., Ltd.	PRC
18.	Qingdao Mecox Lane Trade Co., Ltd.	PRC